Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Southern:
We consent to the incorporation by reference in the registration statements (Nos. 333-179494, 033‑50517, 033‑50519, 033‑64511, 333‑91993, 333‑73122, 333‑58250, 333‑51854, 333‑126207, 333‑154793, and 333‑164240) on Form S‑8 and (No. 333‑200411) on Form S‑3 of Kansas City Southern of our reports dated January 30, 2015, with respect to the consolidated balance sheets of Kansas City Southern and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Kansas City Southern.
/s/ KPMG LLP
Kansas City, Missouri
January 30, 2015